Exhibit 99.2

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13D with respect to the shares of Common Stock of Intersections Inc. dated as of November 20, 2015, is, and any amendments thereto (including amendments on Schedule 13G) entered into by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934. This Joint Filing Agreement shall be filed as an Exhibit to such Schedule 13D.

Dated November 20, 2015
Loeb Holding Corporation

By:	/s/ Bruce L. Lev
	Name	Bruce L. Lev
	Title	Managing Director

/s/ Thomas L. Kempner
Thomas L. Kempner